Exhibit 99

PRESS RELEASE

For Release: February 9, 2012

Contact: Investor Relations

                (888) 343-8147

Website: www.bankmbank.com

Mackinac Financial Corporation Announces

2011 Results of Operations with Improved Profitability and Asset Quality

(Manistique, Michigan) – Mackinac Financial Corporation (Nasdaq: MFNC), the holding Corporation for mBank, reported a net income of $1.452 million or $.42 per share, for the year ended December 31, 2011, compared to a net loss of $1.160 million, or $(.34) per share, for 2010. Weighted average shares outstanding for both years amounted to 3,419,736. Book value per share increased from 2010 year-end of $12.63 to $12.97 for the end of 2011. The Corporation’s primary asset, mBank, recorded net income of $2.7 million for the fiscal year 2011 compared to $83,000 for 2010.

2011 operations of the Corporation benefited primarily from three key drivers. (1) The Corporation recorded significantly lower credit related expenses with the loan loss provision and ORE write-downs totaling $3.437 million in 2011 compared to $9.253 million in 2010. (2) Growth in the Corporation’s average net interest margin improved substantially from 3.66% in 2010 to 4.06% in 2011, with a December 2011 margin of 4.54%. (3) Non-interest income recognition of $1.500 million in gains on the sale of SBA and USDA guaranteed loans compared to $.868 million in 2010.

Listed below are some key points relative to our 2011 results:

Improved Credit Quality

•

We had an overall reduction in nonperforming assets from $16.125 million at the end of 2010 to $11.155 million at the end of 2011 as we continued with our timely and aggressive problem asset remediation plans to strengthen our balance sheet. Our Texas Ratio at 2011 year-end was reduced to 18.43% and is one of the lowest amongst the 15 largest public banks headquartered in Michigan. As noted above, the resolution of problem assets during 2011 positively impacted our earnings which should result in reduced credit related expenses for 2012.

Core Deposit Growth

•

We grew core bank deposits by $58.111 million while decreasing wholesale deposits by $40.631 million, therefore reducing overall balance sheet risk. We experienced core deposit growth in all of our markets, with $27 million in Northern Lower Michigan, $8 million in Southeast Michigan and $23 million in the Upper Peninsula. A good portion of our 2011 deposit growth occurred in low cost transactional accounts which grew by $24.402 million and positively impacted our margin.

Margin Improvement

•

The margin improvement was largely attributed to the growth in core deposits of $58 million which allowed for the repayment of higher priced wholesale deposits. The cost of funds declined in 2011 to 1.33% from 1.60% in 2010. Rates on earning assets increased from 5.10% in 2010 to 5.22% in 2011, due in large part to our disciplined loan pricing, which we expect to continue for 2012 to increase the overall margin.

Strong Loan Production

•

We continued to experience good new loan demand with approximately $173 million of new loan production split between commercial related credits accounting for $104 million, and consumer/mortgage loans totaling $69 million. At 2011 year-end, the Corporation’s loans stood at $401.246 million, an increase from the 2010 year-end balances of $383.086 million. Our total outstanding loans increased by $18.160 million after reductions for loan sales, (SBA/USDA and secondary market) amortization and payoffs which accounted for the difference in production and balance sheet growth. Some of the payoffs were associated with the elimination of problem assets and unexpected payoffs of several larger participation loans. As loan demand has been anemic for some banks, we have witnessed the trend of large banks buying back participations. Most importantly, we continue to be highly successful in producing well priced high quality loans in the Upper Peninsula with 2011 loan production of $95 million. In 2011, we began to see resurgence in loan opportunities in Northern Lower Michigan with production of $48 million and also Southeast Michigan with production of $30 million.

Growth in Noninterest Income

•

In 2011 we continued to be a state leader in the origination of sound SBA and USDA guaranteed loans with total fee income of $1.500 million in 2011 compared to $.868 million in fee income during 2010. Sold guaranteed loans totaled $19 million in 2011 compared to $12.6 million in 2010. The Corporation is still seeing average premiums in the 107% range and higher.

•

Increased consumer loan production from $59 million in 2010 to $69 million in 2011 which helped augment higher levels secondary market fee income of $700,000 in 2011 compared to $539,000 in 2010. At 2011 year-end, our mortgage loans servicing portfolio totaled $50 million which provides future refinancing/cross selling opportunities and also is a provider of a stable source of core deposits since many of these clients maintain various types of checking and savings accounts.

•

Late in 2011, we established mBank Title Insurance Agency, LLC, in conjunction with the Michigan Bankers’ Association. This agency will offer title services for both commercial and retail based mortgage transactions in all of our markets. This initiative provides another enhancement to noninterest income and is moving ahead well.

Manistique Papers Bankruptcy and Rehabilitation

•

As mentioned in our third quarter press release, mBank has been the lead lender and facilitator in the hopeful rehabilitation and restoration of the local paper mill that has been in existence for over 90 years. The paper mill is the 2nd largest private employer with approximately 150 local well-paying jobs and has been working through a Chapter 11 bankruptcy proceeding since late last summer, with an eventual anticipated asset sale in the first quarter of 2012 to a new owner/operator. With the assistance of the Michigan Economic Development Corporation (MEDC), mBank was able to avert a full Chapter 7 liquidation of the mill after a shut down by the previous out of town lender. mBank, through the purchase of the senior secured term debt and by providing a new debtor in possession line of credit for needed working capital enabled the mill to reopen and begin making paper again last September. This reopening provided the time for mill management to seek a buyer which would provide fresh capital and operating leverage in order to return the mill to profitable operations and keep it a vital member of the local business community.

Loans and Nonperforming Assets

Nonperforming assets decreased by $4.970 million, from $16.125 million at 2010 year end to $11.155 million at year end 2011. Nonperforming loans totaled $7.993 million, or 1.99% of total loans at December 31, 2011, compared to 2.76% of loans at 2010 year end, with 2011 year-end nonaccrual loans at $5.490 million, 1.37% of total loans, a reduction from 1.55% at year-end 2010. Nonperforming assets at December 31, 2011 represented 2.24% of total assets, compared to 3.37% of total assets at December 31, 2010. Kelly W. George, President and CEO of mBank, commented, “We are pleased with our execution in reducing problem loans and ORE from the Corporation’s balance sheet this year and believe that current carrying values of problem assets fairly represent exit valuations. We continue to reassess collateral valuations and estimates of the future value of the remaining cash flows to ensure timely resolution of problem assets in the most cost effective manner.”

As noted above, new loan production was strong this year. Within the markets the Corporation serves, we are seeing and reviewing more bankable lending opportunities than in previous years. Overall loan production increased from $114 million in 2010 to $173 million in 2011 and our pipeline remains steady moving into 2012. Commenting on overall loan production, George stated, “The continued use of the various government lending programs such as the SBA, USDA, and also the MEDC, have enabled the Corporation to be a catalyst for the on-going rehabilitation of a state that was significantly damaged by the recession and real estate downturn in the late 2000’s, by providing the needed capital and lending resources to help clients grow and purchase stable Michigan businesses. We have also allocated additional resources and lending focus on growing and providing increased funding for consumers to acquire, or refinance their primary residence, and other retail related assets.”

Assets and Deposits

Total assets of the Corporation at December 31, 2011 were $498.311 million, an increase of $19.615 million from 2010 year end assets of $478.696 million. Total deposits increased from $386.779 million at the end of 2010 to $404.789 million at 2011 year end. Mr. George, commenting on the deposit growth, stated, “In 2011, our primary initiative was to continue with the growth in the Bank’s core deposit base building on the momentum and 2010 growth of $80 million. We are pleased with our results this year with $58 million of new core deposits. This translates into real franchise value and reduces our overall balance sheet risk from a regulatory perspective by providing a more stable and low cost funding base”.

Noninterest Income/Expense

We have been successful in enhancing noninterest revenue beyond traditional deposit product fees over the past several years. This has been challenging given the changes in traditional overdraft charges and checking account fees. Noninterest income, excluding extraordinary items, increased in 2011 to $3.656 million from $2.580 million in 2010 and $2.072 million in 2009. We also understand the importance of cost control, especially in times of economic slowdown. In 2011, we reduced our efficiency ratio to 68.43% from 72.57%, which is a product of our cost control efforts and growth in noninterest income. The Bank’s overall non-interest expense base remains slightly below peer at 2.89% of total average assets but should decline further with the improvements in asset quality noted above. Personnel expense for the Bank, at 1.45% of total average assets, compares favorably to peer levels of 1.50%.

Shareholders’ Equity

Shareholders’ equity totaled $55.263 million at December 31, 2011, compared to $53.882 million at the end of 2010, an increase of $1.381 million. This increase includes the consolidated net income of $1.452 million, the accretion on preferred stock of $.215 million and the $.287 million decrease in equity due to the decline in the market value of held-for-sale investments. Capital remains strong at the Corporation with a Tier 1 ratio of 10.08% and Total Risk Based Capital of 12.87%. The Bank is also well capitalized with a Tier 1 ratio of 9.24% and Total Risk Based Capital of 11.90%.

Chairman and CEO of Mackinac Financial Corporation Mr. Paul Tobias concluded, “We look forward to 2012 as a year of transition. We have weathered the financial storm and are well positioned to accelerate core earnings and explore growth opportunities. Our ongoing initiatives are to continue to grow core deposits and control expenses. We welcome the future challenges of franchise expansion in order to transform the growth in common shareholders’ equity into market value realization.”

Mackinac Financial Corporation is a registered bank holding Corporation formed under the Bank Holding Corporation Act of 1956 with assets in excess of $495 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	For The Years Ended December 31,
(Dollars in thousands, except per share data)	2011	2010
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$498,311	$478,696
Loans	401,246	383,086
Investment securities	38,727	33,860
Deposits	404,789	386,779
Borrowings	35,997	36,069
Common Shareholders’ Equity	44,342	43,176
Shareholders’ equity	55,263	53,882
Selected Statements of Income Data:
Net interest income	$17,929	$16,385
Income (loss) before taxes and preferred dividend	3,316	(3,918)
Net income (loss)	1,452	(1,160)
Income (loss) per common share - Basic	.42	(.34)
Income (loss) per common share - Diluted	.41	(.34)
Weighted average shares outstanding	3,419,736	3,419,736
Weighted average shares outstanding- Diluted	3,500,204	3,479,897
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.06%	3.66%
Efficiency ratio	68.43	72.57
Return on average assets	.30	(.23)
Return on average common equity	3.30	(2.64)
Return on average equity	2.66	(2.06)
Average total assets	$489,539	$502,993
Average common shareholders’ equity	$43,940	$43,981
Average total shareholders’ equity	$54,561	$56,171
Average loans to average deposits ratio	98.05%	94.36%
Common Share Data at end of period:
Market price per common share	$5.42	$4.58
Book value per common share	$12.97	$12.63
Common shares outstanding	3,419,736	3,419,736
Other Data at end of period:
Allowance for loan losses	$5,251	$6,613
Non-performing assets	$11,155	$16,125
Allowance for loan losses to total loans	1.31%	1.73%
Non-performing assets to total assets	2.24%	3.37%
Texas ratio	18.43%	26.66%
Number of:
Branch locations	11	11
FTE Employees	116	110

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$20,071	$22,719
Federal funds sold	13,999	12,000

Cash and cash equivalents	34,070	34,719
Interest-bearing deposits in other financial institutions	10	713
Securities available for sale	38,727	33,860
Federal Home Loan Bank stock	3,060	3,423
Loans:
Commercial	311,215	297,047
Mortgage	83,106	80,756
Installment	6,925	5,283

Total Loans	401,246	383,086
Allowance for loan losses	(5,251)	(6,613)

Net loans	395,995	376,473
Premises and equipment	9,627	9,660
Other real estate held for sale	3,162	5,562
Deferred tax asset	8,427	9,028
Other assets	5,233	5,258

TOTAL ASSETS	$498,311	$478,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Non-interest-bearing deposits	$51,273	$41,264
Interest-bearing deposits:
NOW, Money Market, Checking	152,563	134,703
Savings	14,203	17,670
CDs<$100,000	130,685	96,977
CDs>$100,000	23,229	22,698
Brokered	32,836	73,467

Total deposits	404,789	386,779
Borrowings:
Federal funds purchased	—	—
Short-term	—	20,000
Long-term	35,997	16,069

Total borrowings	35,997	36,069
Other liabilities	2,262	1,966

Total liabilities	443,048	424,814
Shareholders’ equity:
Preferred stock - No par value:
Authorized 500,000 shares, no shares outstanding	10,921	10,706
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 3,419,736 shares	43,525	43,525
Accumulated earnings (deficit)	492	(961)
Accumulated other comprehensive income (loss)	325	612

Total shareholders’ equity	55,263	53,882

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$498,311	$478,696

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)	For The Years Ended December 31,
	2011	2010	2009
	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$21,627	$21,091	$20,521
Tax-exempt	147	188	292
Interest on securities:
Taxable	1,162	1,406	2,783
Tax-exempt	28	28	19
Other interest income	108	127	93

Total interest income	23,072	22,840	23,708

INTEREST EXPENSE:
Deposits	4,530	5,607	6,431
Borrowings	613	848	990

Total interest expense	5,143	6,455	7,421

Net interest income	17,929	16,385	16,287
Provision for loan losses	2,300	6,500	3,700

Net interest income after provision for loan losses	15,629	9,885	12,587

OTHER INCOME:
Service fees	832	990	1,023
Net security gains	(1)	215	1,471
Income from loans sold	2,200	1,407	830
Mortgage servicing rights	400	—	—
Other	225	183	1,427

Total other income	3,656	2,795	4,751

OTHER EXPENSES:
Salaries and employee benefits	7,275	6,918	6,583
Occupancy	1,376	1,313	1,385
Furniture and equipment	827	806	805
Data processing	761	740	862
Professional service fees	756	627	603
Loan and deposit	1,137	910	792
ORE writedowns and losses on sale	1,137	2,753	208
FDIC Insurance Assessment	849	957	839
Telephone	215	193	187
Advertising	351	297	322
Other	1,285	1,084	1,216

Total other expenses	15,969	16,598	13,802

Income before provision for income taxes	3,316	(3,918)	3,536
Provision for (benefit of) income taxes	1,098	(3,500)	1,120

NET INCOME (LOSS)	$2,218	$(418)	$2,416

Preferred dividend expense	766	742	509

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,452	$(1,160)	$1,907

INCOME (LOSS) PER COMMON SHARE
Basic	$.42	$(.34)	$.56

Diluted	$.41	$(.34)	$.56

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$75,391	$58,114
Hospitality and tourism	33,306	37,737
Operators of nonresidential buildings	16,499	16,598
Real estate agents and managers	10,617	15,857
Other	155,657	135,411

Total Commercial Loans	291,470	263,717
1-4 family residential real estate	77,332	75,074
Consumer	6,925	5,283
Construction:
Commercial	19,745	33,330
Consumer	5,774	5,682

Total Loans	$401,246	$383,086

Credit Quality (at end of period):

	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Nonperforming Assets :
Nonaccrual loans	$5,490	$5,921
Loans past due 90 days or more	—	—
Restructured loans	2,503	4,642

Total nonperforming loans	7,993	10,563
Other real estate owned	3,162	5,562

Total nonperforming assets	$11,155	$16,125

Nonperforming loans as a % of loans	1.99%	2.76%

Nonperforming assets as a % of assets	2.24%	3.37%

Reserve for Loan Losses:
At period end	$5,251	$6,613

As a % of average loans	1.35%	1.72%

As a % of nonperforming loans	65.69%	62.61%

As a % of nonaccrual loans	95.65%	111.69%

Texas Ratio	18.43%	26.66%

Charge-off Information (year to date):
Average loans	$388,115	$384,347

Net charge-offs	$3,662	$5,112

Charge-offs as a % of average loans	.94%	1.33%

MACKINAC FINANCIAL CORPORATION

QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED (Unaudited)
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
BALANCE SHEET (Dollars in thousands)
Total loans	$401,246	$391,903	$394,812	$374,609	$383,086
Allowance for loan losses	(5,251)	(5,838)	(6,155)	(6,184)	(6,613)

Total loans, net	395,995	386,065	388,657	368,425	376,473
Intangible assets	—	—	—	—	—
Total assets	498,311	498,598	492,373	492,790	478,696
Core deposits	348,724	346,843	329,958	315,638	290,614
Noncore deposits (1)	56,065	58,215	69,709	85,145	96,165

Total deposits	404,789	405,058	399,667	400,783	386,779
Total borrowings	35,997	35,997	36,069	36,069	36,069
Common shareholders’ equity	44,342	44,613	43,973	43,340	43,176
Total shareholders’ equity	55,263	55,479	54,784	54,097	53,882
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736
AVERAGE BALANCES (Dollars in thousands)
Assets	$487,304	$497,333	$494,481	$478,861	$488,320
Loans	396,197	397,665	378,250	380,066	385,296
Deposits	390,940	403,957	401,549	386,743	393,266
Common Equity	44,325	44,176	43,363	43,147	44,333
Equity	55,219	54,998	54,138	53,870	55,015
INCOME STATEMENT (Dollars in thousands)
Net interest income	$4,901	$4,709	$4,178	$4,141	$4,276
Provision for loan losses	1,300	400	600	—	1,800

Net interest income after provision	3,601	4,309	3,578	4,141	2,476
Total noninterest income	725	1,006	1,348	577	747
Total noninterest expense	4,221	3,960	3,729	4,059	4,037

Income before taxes	105	1,355	1,197	659	(814)
Provision for income taxes	27	455	402	214	1,093

Net income	78	900	795	445	(1,907)

Preferred dividend expense	192	193	192	189	185

Net income available to common shareholders	$(114)	$707	$603	$256	$(2,092)

PER SHARE DATA
Earnings	$(.03)	$.21	$.18	$.07	$(.61)
Book value per common share	12.97	13.05	12.86	12.67	12.63
Market value, closing price	5.42	5.46	6.00	6.02	4.58
ASSET QUALITY RATIOS
Nonperforming loans/total loans	1.99%	2.47%	2.39%	2.66%	2.76%
Nonperforming assets/total assets	2.24	2.99	2.89	3.05	3.37
Allowance for loan losses/total loans	1.31	1.49	1.56	1.65	1.73
Allowance for loan losses/nonperforming loans	65.69	60.35	65.19	62.06	62.61
Texas ratio (2)	18.43	24.28	23.38	24.96	26.66
PROFITABILITY RATIOS
Return on average assets	(.09)%	.56%	.49%	.22%	(1.70)%
Return on average common equity	(1.02)	6.35	5.58	2.40	(18.72)
Return on average equity	(.82)	5.10	4.47	1.92	(15.09)
Net interest margin	4.38	4.14	3.79	3.92	3.88
Efficiency ratio	67.51	67.39	67.84	75.73	65.05
Average loans/average deposits	101.34	98.44	94.20	98.27	97.97
CAPITAL ADEQUACY RATIOS
Tier 1 leverage ratio	10.08%	9.73%	9.50%	9.70%	9.25%
Tier 1 capital to risk weighted assets	11.62	11.65	11.40	11.61	11.36
Total capital to risk weighted assets	12.87	12.97	12.66	12.86	12.62
Average equity/average assets	11.33	11.06	10.95	11.25	11.27
Tangible equity/tangible assets	11.33	11.06	10.95	11.25	11.27

(1)	Noncore deposits includes Internet CDs, brokered deposits and CDs greater than $100,000
(2)	Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses

MACKINAC FINANCIAL CORPORATION

QUARTERLY FINANCIAL HIGHLIGHTS